Exhibit 4.1

                                 Representation
                       Pursuant to Item 601(b)(4)(iii)(A)
                                       of
                                 Regulation S-K


Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, the Registrant has not filed documents relating to the $1,000,000 Variable Rate Demand Revenue Bonds (Neose Technologies, Inc. Project), Series A of 1997, issued by the Montgomery County Industrial Development Authority. The Registrant hereby agrees to furnish supplementally copies of such documents to the Securities and Exchange Commission upon request.